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              OCCIDENTAL FIRE & CASUALTY COMPANY OF NORTH CAROLINA
                                702 Oberlin Road
                          Raleigh, North Carolina 27605


                           CERTIFICATE OF CONTRIBUTION


                                                               Certificate No. 1

         THIS IS TO CERTIFY THAT IAT REINSURANCE SYNDICATE, LTD., a Bermuda corporation, hereinafter called "Contributor," has advanced to OCCIDENTAL FIRE & CASUALTY COMPANY OF NORTH CAROLINA, a North Carolina corporation, hereinafter called "OF&C," the sum of ONE MILLION DOLLARS ($1,000,000) in cash, lawful money of the United States, hereinafter called the "Principal Sum."

                                        I

         This Certificate of Contribution is issued pursuant to the authority granted by The Honorable James E. Long, the Commissioner of Insurance of the State of North Carolina, and is hereby designated "Certificate No. 1 ."

                                       II

         The Principal Sum of this Certificate, to wit, ONE MILLION DOLLARS ($1,000,000), shall upon presentation of this Certificate for endorsement of any partial payment, or upon complete surrender for cancellation in return for final payment in full, be payable no later than December 31, 2000, by OF&C at its Home Office, only out of the excess of the admitted assets of OF&C over the sum of:

         (1) All liabilities (including, but not limited to claims, losses, reserves, reinsurance, policyholder dividends, production and administrative expenses, taxes, loans and advances), but excluding any amounts for or on account of any outstanding Certificates of Contribution, including this Certificate; and


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         (2) An amount (of surplus) equal to the larger of (a) or (b)
hereinafter:

                  (a) The amount required by the laws of North Carolina at the time of such repayment for the issuance of a Certificate of Authority to transact the classes of insurance which it is then transacting anywhere, or which it is authorized to transact in North Carolina, or the amount required by the laws of any other jurisdiction for the retention of its Certificate of Authority in that jurisdiction, whichever is the largest amount; or

                  (b) The amount required in order to maintain capital and surplus at a level of $500,000 above the Company Action Level of Risk Based Capital as defined by NAIC-published guidelines.

                                       III

         The Principal Sum of this Certificate shall not be payable in whole or in part, except upon approval of a majority of the Directors of OF&C made and recorded at a regular or special meeting; provided, however, that the Directors of OF&C shall be required to vote payment of such Principal Sum, either in whole or in part, whenever the condition of OF&C is such that it meets the requirements of Paragraph II; provided, further, that in no event shall the principal sum be payable in whole or in part except upon approval in writing by the Commissioner of Insurance.

                                       IV

         Interest at the rate of 5.0% per annum,, not compounded, shall be due and payable quarterly by OF&C, at its Home Office, upon the unpaid balance of the Principal Sum of this Certificate to the extent, and only to the extent, that funds of OF&C exist on each such due date to (a) discharge all liabilities within the meaning of Paragraph II (2) hereinabove plus that amount of surplus required by the laws of any jurisdiction in which it is licensed to do business to retain unimpaired its Certificate of Authority there and (b) such amounts have been approved in writing by the Commissioner of Insurance. If no funds in whole or in part exist on any such date, such interest for which no funds for payment exist shall not become due or payable but shall accrue and shall become due and payable when and to the extent such funds do come into existence thereafter


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and such amounts have been approved in writing by the Commissioner of Insurance.
Any interest both due and payable by the terms of this paragraph shall create a cause of action in the contributor and be a liability of OF&C.

                                        V

         The obligations evidenced by this Certificate shall not be a liability or claim against OF&C or its funds or assets at any time except to the extent that the Principal Sum hereof, in whole or in part, shall be due and payable in accordance with the provisions of Paragraphs II and III hereof and except to the extent that interest on this Certificate, in whole or in part, shall be due and payable in accordance with the provisions of Paragraph IV hereof. The Contributor shall have no right of offset for amounts due under this Certificate of Contribution with regard to any reinsurance balances due or to become due or against any other obligations owed OF&C by Contributor.

                                       VI

         Should OF&C at any time discontinue the insurance business, then, after the payment or provisions for payment of all the obligations described in subdivision (1) of Paragraph II hereof, following the determination of such facts by the Commissioner of Insurance of the State of North Carolina, any remaining funds or assets of OF&C shall first be applied to the payment of any interest accrued hereon, then to the remaining unpaid balance of the Principal Sum of this Certificate.

                                       VII

         Should, at any time during the term of this Certificate, OF&C and/or its parent, McM Corporation, enter into a definitive agreement to sell or otherwise participate in a transaction for the transfer of a significant portion (20% or more) of the stock or assets of OF&C and/or McM Corporation to a party other than the Contributor, then the maturity of this Certificate shall


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accelerate to the date of such definitive agreement, and the interest rate specified in Paragraph IV shall be modified ab initio to Fifteen Percent (15.0%) per annum.

                                      VIII

         It is understood and agreed that the Contributor has made the foregoing contribution upon the terms and conditions herein set forth, after having been furnished with a copy of the approval of the Commissioner of Insurance of the State of North Carolina authorizing the issuance of this Certificate and having read the same, and that this Certificate evidences the complete understanding and agreement between the Contributor and OF&C.


                            [Signature pages follow.]


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         IN WITNESS WHEREOF, OF&C has executed this Certificate at Raleigh,
North Carolina, this 15th day of June, 1998.

                                          OCCIDENTAL FIRE & CASUALTY
                                          COMPANY OF NORTH CAROLINA


                                          By: /s/ Stephen L. Stephano
                                              ----------------------------------
Attest:                                               President and CEO


/s/ Michael D. Blinson
----------------------------------
         Secretary

[Corporate Seal]



APPROVED AND ACCEPTED:

IAT REINSURANCE SYNDICATE, LTD.


By: /s/ Peter R. Kellogg
----------------------------------
         President

Attest:


/s/ Marguerite R. Gorman
----------------------------------
         Secretary

[Corporate Seal]



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         Stephen L. Stephano and Michael D. Blinson, the undersigned, do each hereby certify under penalty of perjury that they are the President and Secretary of Occidental Fire & Casualty Company of North Carolina; they and each of them executed this Certificate of Contribution No. 1 pursuant to the authority granted to them by the Board of Directors of Occidental Fire & Casualty Company of North Carolina.

         Dated this the 15th day of June, 1998, at Raleigh, North Carolina.

/s/ Stephen L. Stephano                       /s/ Michael D. Blinson
----------------------------------            ----------------------------------
         President and CEO                                Secretary
Occidental Fire & Casualty                    Occidental Fire & Casualty
Company of North Carolina                     Company of North Carolina